EXHIBIT 5




May 31, 2000


Members of the Board of Directors
The Charles Schwab Corporation
120 Kearny Street
San Francisco, CA  94108

Dear Board Members:



         I am an Assistant Corporate Secretary of The Charles Schwab Corporation (the "Registrant") and Vice President, Senior Corporate Counsel and Assistant Corporate Secretary of Charles Schwab & Co., Inc. I am rendering this opinion in my capacity as counsel to the Registrant in connection with the registration under the Securities Act of 1933, as amended, of shares of the Registrant's common stock, par value, $0.01 par value (the "Common Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement") relating to the Registrant's 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies (the "Plan"). The Registration Statement is to be filed by The Charles Schwab Corporation with the Securities and Exchange Commission on or about May 31, 2000.

         I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion (1) that the Common Stock, when issued in the manner contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable; and (2) the provisions of the Plan comply with the requirements of ERISA pertaining to such provisions.

         I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                   Sincerely,




                                                   By:/s/WILLIE C. BOGAN
                                                   ---------------------
                                                   Willie C. Bogan
                                                   Senior Corporate Counsel